Exhibit (h)(i)(3)

Execution copy

SUB-ADMINISTRATION AGREEMENT

(The Select Sector SPDR Trust)

This Sub-Administration Agreement (“Agreement”) dated and effective as of June 1, 2015, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and SSGA Funds Management, Inc., a Massachusetts corporation (the “Administrator”).

WHEREAS, The Select Sector SPDR Trust (the “Trust”) is an open-end management investment company comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), as applicable;

WHEREAS, the Trust has retained the Administrator to furnish certain administrative services to the Trust and/or Funds; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trust and/or Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as administrator to the Trust for purposes of providing the administrative services described herein for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render such services.

The Trust currently consists of the Funds and their respective classes of shares, as applicable, as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Funds with respect to which the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund. Each such writing shall be considered an amendment to, and become a part of, this Agreement.

2.	DELIVERY OF DOCUMENTS

With respect to the Trust, the Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust (the “Declaration of Trust”) and By-laws, each as amended;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and/or the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Funds and all amendments and supplements thereto as in effect from time to time;

c.	Copies of a Clerk’s certification certifying to (1) the authority of the Administrator to enter into this Agreement; and (2) the identity of certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and any other service agreements between the Trust and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it; and

f.	The Sub-Administrator has duly adopted written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder in respect of the Trust and the Funds.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	Where information provided by the Administrator, the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by the Administrator and be without liability to the Administrator or the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to the Trust, the Sub-Administrator is not responsible for ensuring that:

(1)	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Administrator, the Trust or the Fund and, in each case where appropriate, the review and comment by the Administrator’s or the Trust’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

General Services

a.	Assist the Trust in preparing for and handling regulatory examinations, inquiries and investigations, including working closely with counsel to the Trust and counsel to the trustees that are not “interested persons” of the Trust under the 1940 Act (“Independent Trustees”);

b.	Provide and maintain office facilities for the Funds (which may be in the offices of the Sub-Administrator or an affiliate);

c.	Furnish for the Trust a Secretary and one or more Assistant Secretaries as provided by the Trust’s Bylaws, if so appointed by the Board, who shall perform corporate secretarial services as provided in the Bylaws, including assisting in the coordination of Board meetings and the preparation and distribution of materials and reports for meetings of the Board, the Independent Trustees and committees of the Board of Trustees of the Trust (the “Board”);

Without limiting the generality of the foregoing, the Sub-Administration Services will also include the following duties:

Fund Administration Treasury Services

d.	Monitor and coordinate all aspects of the Funds’ accounting functions, including, without limitation, as applicable internal controls over financial reporting, income and expense accruals, accounts receivable and payable, portfolio valuation (including reviewing and reporting on asset valuations), securities lending, interfund lending, Rule 12b-1 and certain servicing payments;

e.	Prepare, in cooperation with and subject to review by the Trust’s investment adviser and Trust counsel where applicable, all necessary financial information that will be included in the Funds’ semi-annual and annual shareholder reports, Form N-CSR, Form N-Q and other of the Trust’s regulatory filings and quarterly reports to the Trust’s Board (as mutually agreed upon by the Board, counsel to the Independent Trustees, the Trust’s counsel or the Trust’s investment adviser, as appropriate), including tax footnote disclosures where applicable;

f.	Prepare, in cooperation with and subject to review by the Trust’s investment adviser and counsel to the Trust where applicable, the Trust’s periodic financial reports required to be filed with the SEC on Forms N-SAR and N-CSR and financial information required by Form N-1A and periodic updates thereto, proxy statements and such other reports, forms or filings as set forth in section (y) hereto and as may be mutually agreed upon;

g.	Prepare for review by an officer of the Trust, the Funds’ annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, review calculations, submit for approval by officers of the Funds and arrange for payment of the Funds’ expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor, and transfer agent, and obtain authorization of accrual changes and expense payments;

h.	Provide periodic post trade testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Fund contained in the Registration Statement for the Funds, including quarterly compliance reporting to the Trust’s officers as well as preparation of Board compliance materials;

i.	Provide total return performance data for each Fund, including such information on an after-tax basis, calculated in accordance with all applicable securities laws and regulatory requirement, and as may be reasonably requested by the Funds’ management;

j.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment to the SEC by the Funds;

k.	Maintain certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act and as may be mutually agreed upon;

Fund Administration Legal Services

l.	Prepare and distribute the agenda and background materials for all Board meetings and the meetings of the Board’s committees, attend and make presentations at Board and Board committee meetings where appropriate or requested, prepare minutes for all Board and Board committee meetings; facilitate communications with, and the activities of, the Trust’s Independent Trustees and their counsel; facilitate meetings of the Trust’s independent chairman, monitor and coordinate the follow-up on matters raised at any Board, Board committee and chairman’s meetings; and attend shareholder meetings and prepare minutes of all such meetings;

m.	Refer to the Trust’s officers or transfer agent, and, as appropriate the Board, any shareholder inquiries relating to the Trusts to the extent that the Sub-Administrator is the first party to become aware of such inquiries.

n.	Compile and maintain the Trust’s Trustees’ and Officers’ Questionnaires;

o.	In cooperation with the Trust’s Chief Compliance Officer and investment adviser, prepare and file with the SEC: Form N-CSR; Form N-Q; Form N-PX; and Form N-1A, including all necessary amendments, updates and sticker supplements of the prospectus and statement of additional information for each Fund as well as certain of the Trust’s other communications with the SEC regarding the Funds’ regulatory filings;

p.	In cooperation with and subject to review by the Trust’s investment adviser, prepare any necessary proxy statements, file such statements with the SEC and provide consultation on proxy solicitation matters;

q.	Assist the Trust in all other required filings of the Funds made with the SEC (such as exemptive applications and no-action letter requests) or any other regulatory entities, including state corporation reports and private letter ruling requests with the IRS;

r.	Maintain general Board calendars and regulatory filings calendars;

s.	Act as liaison to counsel to the Trust and counsel to the Independent Trustees;

t.	In cooperation with and subject to review by the Trust’s Chief Compliance Officer and investment adviser, assist in developing and periodically reviewing the Trust’s 1940 Act Rule 38a-1 Compliance Policies and Procedures Manual;

u.	Maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds, update the Board, Trust officers and the investment adviser or sub-adviser on those developments and provide related planning assistance where requested or appropriate;

v.	Coordinate the Funds’ insurance coverage, including facilitating the solicitation of bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

w.	Coordinate the quarterly and annual compliance reporting of the Sub-Administrator for review by the Trust’s Chief Compliance Officer;

x.	Participate and assist in the preparation and filing of responses to inspections or examinations, where applicable, by the SEC and other regulatory authorities;

y.	Coordinate the printing of the prospectus and shareholder financial reports;

z.	With respect to the Funds so designated on Schedule A, coordinate and oversee the vendors providing state securities (“blue sky”) registration and maintenance and, in connection therewith, perform the services detailed in Schedule B hereto, as amended, modified, or supplemented from time to time;

Fund Administration Tax Services

aa.	Compute tax basis provisions for both excise and income tax purposes;

bb.	Prepare initial federal, state and local income tax returns for the Funds and direct, assist and coordinate the review of the Funds’ federal, state, and local income tax returns and any required extension requests by the Trust’s independent accountants, as paid tax preparers, and execution and filing by the Funds’ treasurer, including Form 1120-RIC, Form 8613 and Forms 1099;

cc.	Coordinate Form 1099 mailings; and

dd.	Review and approve periodic income distribution calculations, including estimates, and annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Sub-Administrator shall perform such other services for the Administrator for which the Administrator will pay such fees, including the Sub-Administrator’s reasonable out-of-pocket expenses as may be mutually agreed upon by the Administrator and Sub-Administrator from time to time. The provision of such services shall be subject to the terms and conditions of this Agreement.

6.	Fees; Expenses; Expense Reimbursement

The Sub-Administrator shall receive such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Sub-Administrator shall be reimbursed for its out-of-pocket costs incurred in connection with this Agreement and agreed to from time to time in a written Fee Schedule approved by the parties. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Trust’s behalf at the Administrator’s or Trust’s request or with the Administrator’s or Trust’s consent.

The Administrator and/or the Trust, as the case may be, will bear all expenses that are incurred in the operation of the Trust and not specifically assumed by the Sub-Administrator. Trust expenses not assumed by the Sub-Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or his or her designee for instructions and may consult with the independent accountants for the Administrator or the Trust at the expense of the Administrator, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as administrator for the Administrator. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless such loss or damage arises directly from, and then only to the extent of, the negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, except as otherwise agreed to in writing by the parties hereto, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2016 and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Trust or upon reasonable reliance on information or records given or made by the Administrator or the Trust or the Trust’s investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of five (5) years.

10.	USE OF DATA

(a)	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, braches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)	Subject to paragraph (c) below, the Sub-Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Administrator otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Sub-Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund. The Administrator agrees that Sub-Administrator and /or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Sub-Administrator’s compensation for services under this Agreement or such other agreement, and the Sub-Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Administrator or the Trust/Fund, except upon the reasonable request of the Administrator, acting on behalf of the Board of Trustees of each Trust, for purposes of Section 15(c) of the 1940 Act.

(c)	Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that the Administrator and Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Trust, or for the Administrator on behalf of the Trust, pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

12.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Trust from time to time, have no authority to act or represent the Administrator or the Trust in any way or otherwise be deemed an agent of the Administrator or the Trust.

13.	EFFECTIVE PERIOD AND TERMINATION

The Agreement shall commence on June 1, 2015 and shall continue for an initial term until May 31, 2016 (the “Initial Term”), and thereafter shall automatically continue for successive one year periods (each a “Renewal Term”); provided however, that at any time during the Initial Term or any Renewal Term either party may terminate the Agreement on sixty (60) days’ prior written notice to the other party. Termination of this Agreement with respect to any Fund shall in no way affect the continued validity of this Agreement with respect to the Trust or any other Fund. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Administrator shall pay the Sub-Administrator its compensation due for services rendered prior to the termination date, and shall reimburse Sub-Administrator for its costs, expenses and disbursements with respect to services rendered prior to the termination date. Upon termination of this Agreement, the Sub-Administrator will deliver the Trust’s or such Fund’s records as set forth herein.

14.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Administrator:

SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

Attn: Ellen Needham, President

Facsimile: 617-664-4011

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: Senior Vice President and Senior Managing Counsel

Facsimile: 617-662-2702

15.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto. Each impacted Trust will be notified by the Administrator of any material amendment to this Agreement.

16.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to an affiliate that is the successor to all or a substantial portion of its business.

17.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

18.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

19.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing, including, without limitation, the agreements set forth in Schedule C hereto (as amended, modified or supplemented, the “Prior Agreements”). The parties agree that upon the effectiveness of this Agreement, the Prior Agreements shall be terminated.

20.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

21.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

22.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

23.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen Needham
Name:	Ellen Needham
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

Sub-Administration Agreement (The Select Sector SPDR Trust)

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

The Select Sector SPDR® Trust

The Consumer Discretionary Select Sector SPDR Fund

The Consumer Staples Select Sector SPDR Fund

The Energy Select Sector SPDR Fund

The Financial Select Sector SPDR Fund

The Health Care Select Sector SPDR Fund

The Industrial Select Sector SPDR Fund

The Materials Select Sector SPDR Fund

The Technology Select Sector SPDR Fund

The Utilities Select Sector SPDR Fund

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SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Administrator or the Trust, the Sub-Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Sub-Administrator by the Administrator or the Trust.

The Administrator shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Sub-Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Sub-Administrator shall report such information to the Administrator or the Trust, and it shall be the Administrator’s or the Trust’s responsibility to determine appropriate corrective action and instruct the Sub-Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Sub-Administrator and the Administrator may agree upon in writing.

Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Administrator or the Trust or their legal counsel.

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If the Administrator or the Trust has elected to deliver Trust share sales information to the Sub-Administrator via broker-dealer feeds, the Sub-Administrator’s processing of any such feeds is subject to the supervision and approval of the Trust and the following shall apply.

1.	Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Trust. The Sub-Administrator will assume all sales from such feeds are Blue Sky reportable.

2.	The Sub-Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Trust in writing.

3.	The originating entity, and not the Sub-Administrator, is responsible for the accuracy of all broker-dealer feed information. Without limiting the generality of the foregoing, the Sub-Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Trust’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) errors or omissions in sales data. The Sub-Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Sub-Administrator.

4.	The Administrator or the Trust will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Trust’s transfer agent as appropriate. The Trust acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

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EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                      that              (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at             , makes, constitutes, and appoints BOSTON FINANCIAL DATA SERVICES, INC. (“Boston Financial”) with principal offices at 200 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Boston Financial in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at Boston Financial shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by Boston Financial of such termination of authority. Nothing herein shall be construed to constitute the appointment of Boston Financial as or otherwise authorize Boston Financial to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:
Name:
Title:

Subscribed and sworn to before me this day of 20

Notary Public
State of

In and for the County of
My Commission expires

Exh1-1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE C

Prior Agreements

•	Administration Agreement dated as of December 1, 1998 by and between State Street Bank and Trust Company and The Select Sector SPDR Trust

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